Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 12, 2010 accompanying the consolidated financial statements included in the Annual Report of Sun Hydraulics Corporation on Form 10-K as of January 2, 2010 and for each of the two years in the period ended January 2, 2010. We hereby consent to the incorporation by reference of said report in the Registration Statements of Sun Hydraulics Corporation on Forms S-8 (File No. 333-30801, effective July 3, 1997, File No. 333-83269, effective July 20, 1999, File No. 333-62816, effective June 12, 2001, File No. 333-66008, effective July 27, 2001, File No. 333-119367, effective September 29, 2004, File No. 333-124174, effective April 19, 2005, and File No. 333-158245, effective March 27, 2009).

/s/ Kirkland, Russ, Murphy, & Tapp, P.A.

Clearwater, Florida

March 9, 2011

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